FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2007 (December 4, 2007)

ESSEX PORTFOLIO, L. P.
(Exact name of registrant as specified in its charter)

333-44467-01
(Commission File Number)

California	77-0369575

(State of Incorporation)	(I.R.S Employer Identification No.)

925 East Meadow Drive, Palo Alto, California 94303
(Address of principal executive offices) (Zip Code)

(650) 494-3700
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Essex Property Trust, Inc. 2007 Outperformance Plan

On December 4, 2007, the Board of Directors (the “Board”) of Essex Property Trust, Inc. (the “Company”) approved the key terms of the Essex Property Trust, Inc. 2007 Outperformance Plan (the “2007 Outperformance Plan” or the “Plan”), a long-term incentive compensation program.  The purpose of the 2007 Outperformance Plan is to further align the interests of the Company’s stockholders with those of management by encouraging the Company’s senior officers to “outperform” and to create stockholder value in excess of industry expectations in a “pay for performance” structure.  Non-employee board members will also participate in the Plan in lieu of receiving, during the Plan’s performance period, their annual stock option grants.

Under the 2007 Outperformance Plan, award recipients will share in a “performance pool” if the Company’s total return to stockholders for the period from December 4, 2007 (measured based on the closing price of the Company’s common stock on December 4, 2007) through December 3, 2010 exceeds a cumulative total return to stockholders of 30%.  The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to an aggregate maximum award of $25 million.  The maximum award will be reduced by the amount of any forfeited awards.  In the event the potential performance pool reaches the maximum aggregate award between June 4, 2010 and December 3, 2010 and remains at that level or higher for 30 consecutive days, the performance period will end early and the performance pool will be formed on the last day of such 30-day period, but the participants will nonetheless be subject to the time-based vesting requirements described below.

Each participant’s award under the 2007 Outperformance Plan has been designated as a specified percentage of the aggregate performance pool.  Assuming the 30% benchmark is achieved, the pool will be allocated among the participants in accordance with the percentage specified in each participant’s award agreement.  Individual awards will be made in the form of newly created LTIP Units, which are partnership units of Essex Portfolio, L.P., the entity through which the Company conducts substantially all its business, that are exchangeable for common units of Essex Portfolio, L.P., on a one-for-one basis to the extent the LTIP Units become vested.  Such common units are exchangeable for shares of the Company’s common stock on a one-for-one basis.  Any shares of the Company’s common stock, which are ultimately issued in connection with the 2007 Outperformance Plan, will be issued pursuant to the Company’s 2004 Stock Incentive Plan.  LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and time vesting thresholds and will not be entitled to distributions until after the benchmark is achieved.  Distributions on LTIP Units will equal the distributions payable on each common unit of Essex Portfolio, L.P. on a per unit basis.

In the case of awards granted to senior officers, if the benchmark is achieved, the LTIP Units will vest in three substantially equal installments on December 4, 2010 and on each of the first two anniversaries thereafter, based on the officer’s continued employment through the applicable vesting date.  In the case of awards granted to non-employee directors, such awards will vest in full on December 4, 2010 if the benchmark is achieved and only to the extent the board members have continued to serve through such date.

In the event of a change of control of the Company prior to the establishment of the performance pool, the performance period will be shortened to end on a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis.  The performance pool will be formed as described above if the adjusted benchmark target is achieved, and the awards will become fully vested at such time.

The Compensation Committee and its advisors are currently in the process of finalizing the documentation for the 2007 Outperformance Plan.  On December 4, 2007, the Compensation Committee determined the allocations of the Plan among our management team and non-employee board members.  The Compensation Committee will administer the 2007 Outperformance Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Essex Portfolio, L. P.
By Essex Property Trust, Inc. as General Partner

/s/ Michael T. Dance
Name: Michael T. Dance
Title: Executive Vice President & Chief Financial Officer
Date: December 10, 2007